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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF
                     TECHNICLONE INTERNATIONAL CORPORATION,

                            A CALIFORNIA CORPORATION

         The undersigned, LON H. STONE and WILLIAM V. MODING, hereby certify as follows:

         1. They are the duly elected and acting President and Secretary, respectively, of TECHNICLONE INTERNATIONAL CORPORATION, a California corporation (the "Corporation").

         2. The Articles of Incorporation of this Corporation are hereby amended and restated to read in full as follows:

                                   "ARTICLE I

         The name of this Corporation is TECHNICLONE INTERNATIONAL CORPORATION.

                                   ARTICLE II

         The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

         This Corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock", respectively. The total number of shares that this Corporation is authorized to issue is Thirty Million One Hundred Thousand (30,100,000) shares. Thirty Million (30,000,000) shares shall be Common Stock, no par value, and One Hundred Thousand (100,000) shares shall be Preferred Stock, $1.00 par value per share. The Preferred Stock shall be divided into series. The first series shall consist of 10,000 shares and shall be designated "Class A Convertible Preferred Stock" (the "Class A Stock").

         The remaining Preferred Stock may be issued from time to time in one or more series. Subject to the rights as hereinafter set forth of the holders of the Class A Stock the Board of Directors of the Corporation is hereby authorized to determine the number of series into which the shares of Preferred Stock may be divided, and (except to the extent such matters are fixed by the Articles of Incorporation) to determine and alter the rights, preferences, privileges and restrictions

                                EXHIBIT 3.1(C)                                24

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granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the designation and number of shares constituting any series prior to the issue of shares of that series and to increase or decrease, within the limits stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of shares of such series then outstanding), the number of shares of any such series subsequent to the issue of shares of that series.

         The powers, preferences and rights of, and the qualifications, limitations or restrictions on, the Class A Stock are as follows:

         1. DIVIDENDS. The holders of Class A Stock shall be entitled to receive out of funds legally available therefor, a dividend in an amount equal to any dividends payable to holders of the Common Stock of the Corporation, based on the largest number of full shares of Common Stock into which such holder's shares of Class A Stock could be converted pursuant to the Articles of Incorporation immediately prior to the record date for the payment of each such dividend. No dividend may be declared and paid upon shares of Common Stock in any fiscal year of the Corporation unless a dividend of an equal amount is simultaneously declared and paid upon all shares of Class A Stock for such fiscal year of the Corporation. Dividends shall not be cumulative and no undeclared or unpaid dividend shall bear interest.

         2. LIQUIDATION, DISSOLUTION OR WINDING UP.

            (a) PREFERENCE - PREFERRED STOCK. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each share of Class A Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or earnings, before any sums shall be paid or any assets distributed among the holders of shares of Common Stock, an amount equal to $60.00 per share of Class A Stock plus any and all declared but unpaid dividends on such shares (the "Class A Preference Price"). If the assets of the Corporation shall be insufficient to permit the payment in full to all holders of the Class A Stock of their full aforesaid preferential amounts, then the entire assets of the Corporation available for such distribution shall be distributed ratably among all of the holders of the Class A Stock in proportion to each such holder's full preferential amount. After the Class A Preference Price shall have been paid in full to the holders of the Class A Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Class A Stock so as to be available for such payment, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock and Class A Stock pro-rata based on the number of shares of Common Stock they hold or have the right to obtain upon conversion of their Preferred Stock.

            (b) CONSOLIDATION TREATED AS LIQUIDATION. A consolidation or merger, other than a consolidation or merger in which the holders of voting securities of the Corporation immediately before the consolidation or merger own (immediately after the consolidation or merger) voting securities of the surviving or acquiring corporation, or of a parent of such surviving or acquiring corporation, possessing more than 60% of the voting power of such surviving or acquiring corporation or parent of the corporation (a "Qualifying Merger"), or a sale of all or substantially all of the assets of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2.

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            (c) ELECTION. Each holder of Class A Stock shall have the right to elect the benefits of the provisions of Section 4(h) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to
Section 2(b). The election procedures shall be as provided in Section 4(h) hereof.

            (d) PROPERTY. Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

         3. VOTING POWER. Except as otherwise required by law or as otherwise set forth herein, the shares of Class A Stock shall be voted equally with the shares of Common Stock upon the following basis: Each holder of Class A Stock shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any questions upon which holders of Common Stock have the right to vote. Each holder of Class A Stock shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Class A Stock could be converted, pursuant to the provisions of Section 4 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

         4. CONVERSION RIGHTS. The holders of the Class A Stock shall have the following conversion rights:

            (a) GENERAL. Subject to and in compliance with the provisions of this Section 4, any shares of the Class A Stock may, at the option of the holder, be converted at any time or from time to time into fully-paid and nonassessable shares (calculated as to each conversion to the largest whole share) of Common Stock. The number of shares of Common Stock to which a holder of Class A Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable conversion rate (determined as provided in Section 4(b)) by the number of shares of Class A Stock being converted.

            (b) CONVERSION RATE. The conversion rate per share of Class A Stock in effect at any time (the "Conversion Rate") shall be the quotient obtained by dividing $60.00 by the Conversion Price, calculated as provided in Section 4(c).

            (c) CONVERSION PRICE. The initial Conversion Price shall be $1.50 (the "Conversion Price").

            (d) MECHANICS OF CONVERSION. Each holder of Class A Stock, who desires to convert the same into shares of Common Stock, subject to the provisions of this paragraph (d), shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give written notice to the Corporation at its principal office that such holder elects to convert the same and shall state therein the number of shares of Class A Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash all declared but unpaid dividends on the shares being converted or, if the Corporation so elects or is legally or

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financially unable to pay such dividends in cash, Common Stock (valued at the
Common Stock's fair market value at the time of surrender as determined in good faith by the Board). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares to be converted (the "Conversion Date"), and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. The Class A Stock may be converted in any multiple of One Hundred (100) shares or more.

            (e) CASH IN LIEU OF FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Class A Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of the Class A Stock, the Corporation shall pay to the holder of the shares of Class A Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares which are issuable shall be based upon the total number of shares of Class A Stock being converted at any one time by any holder thereof, not upon each share of Class A Stock being converted.

            (f) DIVIDENDS. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or in assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Class A Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Class A Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or such other assets receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Class A Stock.

            (g) RECAPITALIZATION OR RECLASSIFICATION. If the Common Stock of the Corporation shall be changed into the same or different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in the Articles of Incorporation, as amended, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in the Articles of Incorporation, as amended), then and in each such event the holder of each share of Class A Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Class A Stock would have been converted (taking into account all accrued and unpaid dividends and interest with respect to such Class A Stock) immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

            (h) CAPITAL REORGANIZATION, MERGER OR SALE OF ASSETS. If at any time or from time to time there shall be a capital reorganization of the Common Stock or a merger or

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consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person followed by a liquidation of the Corporation, then, as a part of such transaction, provision shall be made so that the holders of each share of the Class A Stock shall thereafter be entitled to receive the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation, to which a holder of Common Stock issuable upon conversion of such share of Class A Stock would have been entitled on such transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Class A Stock after such transaction to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Class A Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

         Notwithstanding the preceding paragraph, each holder of Class A Stock, upon the occurrence of a capital reorganization, merger or consolidation of the Corporation, or the sale of all or substantially all its assets and properties, which is deemed a liquidation pursuant to Section 2(b) above, shall have the option of electing treatment of his shares of Class A Stock under either this
Section 4(h) or, to the extent applicable, Section 2 hereof. A notice of such election shall be submitted in writing to the Corporation at its principal offices no later than ten (10) days before the effective date of such event, but, if a holder fails to make any election, he shall be deemed to have elected the benefits of Section 2 hereof to the extent applicable.

            (i) SALE OF SHARES BELOW CONVERSION PRICE.

                         (1) If at any time from March 1, 1992 to February 28,
1995 the Corporation issues or sells, or is deemed by the express provisions of this subparagraph (i) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as provided above or upon a subdivision or combination of shares of Common Stock as provided in subparagraph (h) above, for an Effective Price (as hereinafter defined) less than the then existing Conversion Price for the Class A Stock (or, if an adjusted Conversion Price shall be in effect for the Class A Stock by reason of a previous adjustment, then less than such adjusted Conversion Price), then and in each such case the then existing Conversion Price for the Class A Stock shall be reduced, as of the opening of business on the date of such issue or sale, by the Corporation to the Effective Price for each such share of Additional Shares of Common Stock so issued.

                         (2) For the purpose of making any adjustment required
under this subparagraph (i), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash be computed at the net amount of cash received by the Corporation after the deduction of any expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

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                         (3) For the purpose of the adjustment required under
this subparagraph (i), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price then in effect for the Class A Stock, then in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof. No further adjustment of the Conversion Price for the Class A Stock shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire or otherwise terminate without having been exercised, the Conversion Price for the Class A Stock adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price for the Class A Stock which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

                         (4) For the purpose of the adjustment required under
this paragraph (i), if the Corporation issues or sells any rights or options for the purchase of Convertible Securities and if the Effective Price of the Additional Shares of Common Stock underlying such Convertible Securities is less than the Conversion Price then in effect for the Class A Stock, then in each such case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Corporation for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options and plus the minimum amount of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion of such Convertible Securities. No further adjustment of the Conversion Price shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of subparagraph (3) above for the readjustment of the Conversion Price for the Class

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A Stock upon the expiration of rights or options or the rights of conversion of
Convertible Securities shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this subparagraph (4).

                         (5) "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued by the Corporation after the issuance date of the Class A Stock, whether or not subsequently reacquired or retired by the Corporation, other than (A) shares of Common Stock issued to employees or directors of or consultants and advisers to the Corporation or any Subsidiary pursuant to an existing stock purchase or stock option plans or other arrangements approved by the Board so long as the aggregate number of shares issued after the issuance date of the Class A Stock does not exceed 1,000,000 shares and (B) shares of Common Stock issued upon the exercise of warrants or convertible debentures issued by the Corporation prior to the issuance date of the Class A Stock. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this paragraph (i), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this paragraph (i), for such Additional Shares of Common Stock. If, at any time or from time to time after the issuance date of the Class A Stock the Corporation effects a subdivision or combination of the outstanding Common Stock or makes a dividend or other distribution payable in additional shares of Common Stock, then the aggregate number of shares specifically excluded from the definition of Additional Shares of Common Stock in (C) of this subparagraph (5) shall be increased or decreased appropriately to reflect such subdivision, combination, dividend, or other distribution.

            (j) ACCOUNTANT'S CERTIFICATE AS TO ADJUSTMENTS. In each case of an adjustment or readjustment of the Conversion Rate, the Corporation will furnish each holder of Class A Stock with a certificate, prepared by its chief financial officer showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based. Upon the request of the holders of a majority of the Class A Stock, the Corporation will cause its independent public accountants to confirm the accuracy of such adjustment or readjustment.

            (k) PARTIAL CONVERSION. In the event some but not all of the shares of Class A Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Class A Stock which were not converted.

            (l) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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         5. AUTOMATIC CONVERSION.

            (a) PUBLIC OFFERING. Each share of Class A Stock shall automatically be converted into shares of Common Stock based on the then effective Conversion Rate for the Class A Stock immediately upon (A) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock for the account of the Corporation in which the aggregate gross proceeds received by the Corporation at the public offering price equals or exceeds $5,000,000, the public offering price per share of which equals or exceeds a price per share of Common Stock of Six Dollars ($6.00) and the obligation of the underwriters with respect to which is that if any of the securities being offered are purchased, all such securities must be purchased; (B) the commencement date of the Phase III Clinical Trials for the Corporation's LYM-1 antibody; or (C) the closing of a consolidation or merger of the Corporation with another corporation in which the Corporation is not the surviving entity, provided that the holders of Common Stock receive in cash (or cash equivalents) or marketable securities which are of a class of securities registered under
Section 12 of the Securities Exchange Act of 1934 and which are not restricted as to resale under the Securities Act of 1933, a sum equal to or in excess of Six Dollars ($6.00) per share; provided, however, that such conversion shall be conditioned upon payment, or declaration and setting aside of a sum sufficient for payment, by the Corporation of all declared but unpaid dividends on the outstanding Class A Stock payable either in cash or Common Stock (valued at the Common Stock's fair market value), or both.

            (b) MECHANICS OF CONVERSION. Upon the occurrence of either event specified in paragraph (a) above, the outstanding shares of Class A Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class A Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the certificates. Upon the occurrence of such automatic conversion of Class A Stock, the holders of Class A Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or Common Stock (taken at the Common Stock's fair market value as of the date of such conversion), or both, all declared but unpaid dividends on the shares being converted.

         6. NO REISSUANCE OF THE PREFERRED STOCK. No share or shares of the Class A Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Class A Stock accordingly.

         7. RESTRICTIONS AND LIMITATIONS. So long as at least 50% of the shares of the Class A Stock authorized upon the filing of this Certificate remain outstanding, the Corporation shall

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not, and shall not permit any subsidiary to, without the affirmative vote or written consent by the holders of more than 50% of the outstanding shares of Class A Stock, voting as a single class:

            (a) PURCHASES. Purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock or Preferred Stock junior to such series; provided, however, that this restriction shall not apply to the repurchase of less than $100,000 during any one year of shares of Common Stock from employees, consultants or other persons providing services to the Corporation or any of its subsidiaries pursuant to an agreement under which the Corporation has the option or the obligation to repurchase such shares upon the occurrence of certain events, including the termination of employment;

            (b) DIVIDENDS. Declare or pay any dividends on or declare or make any other distribution, direct or indirect, (other than a dividend payable solely in shares of Common Stock or rights or options to purchase Common Stock) on account of the Common Stock or set apart any sum for any such purpose;

            (c) SALE OF ASSETS. Effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation or any corporation more than 50% of whose outstanding voting stock is owned by the Corporation, or any consolidation or merger involving the Corporation or any of its subsidiaries (excluding any merger or consolidation solely among the Corporation and/or its wholly-owned subsidiaries and any merger in which the Corporation is the surviving entity and the shareholders of the Corporation immediately preceding the consummation of the merger hold more than 60% of the voting power of the Corporation immediately following the consummation of the merger), or any recapitalization, or any dissolution, liquidation or winding up, of the Corporation, or make any agreement or become obligated to do so, unless the obligations of the Corporation under such agreement are expressly conditioned upon the approval required by this paragraph 7;

            (d) SUBSIDIARY. Except for the formation of foreign subsidiaries whose primary purpose is the distribution of the Corporation's products or any subsidiaries existing on the date hereof, acquire more than a five percent (5%) interest in any other corporation or entity; or

            (e) ACCOUNTING. Adopt any material changes in the Corporation's accounting policies and procedures other than those changes deemed necessary to comply with generally accepted accounting principles consistently applied.

         8. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or to receive any other right, or any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Class A Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, (iii) the time, if any,

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
that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least 30 days prior to the date specified in such notice on which such action is to be taken.

            9. COMMON STOCK. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                   ARTICLE IV

            The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                    ARTICLE V

            This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under California law and in excess of that otherwise permitted under Section 317 of the California Corporations Code."

            3. The foregoing amendment and restatement of the articles of incorporation has been duly approved by the Board of Directors of this Corporation.

            4. The foregoing amendment and restatement of the articles of incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California General Corporation Law. The Corporation has two classes of stock outstanding and each class of stock is entitled to vote with respect to the foregoing amendment and restatement of the articles of incorporation. The total number of outstanding shares of Common Stock of this Corporation is 14,112,613 and the total number of outstanding shares of Class A Convertible Preferred Stock is 10,000. The number of shares voting in favor of the amendment and restatement exceeded the vote required. The percentage vote required was more than fifty percent (50%) with respect to the Common Stock and more than fifty percent (50%) with respect to the Class A Convertible Preferred Stock.

         The undersigned further declares under penalty of perjury that the matters set forth in the foregoing Amended and Restated Articles of Incorporation are true and correct of their own knowledge.

         Executed at Tustin, California, on June 30, 1994.


                                           /s/ Lon H. Stone
                                           --------------------------------
                                           Lon H. Stone, President

                                           /s/ William V. Moding
                                           --------------------------------
                                           William V. Moding, Secretary

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